Exhibit 99.1
ADMINISTAFF REPORTS THIRD QUARTER EARNINGS
HOUSTON — Nov. 2, 2009 — Administaff, Inc. (NYSE: ASF), a leading provider of human resources services for small and medium-sized businesses, today reported results for the third quarter and nine months ended September 30, 2009. For the third quarter 2009, the company reported net income of $5.8 million, or $0.23 earnings per diluted share. For the nine months ended September 30, 2009, the company reported net income of $19.4 million and earnings per diluted share of $0.77.
“We are pleased with our financial results and the stabilization of our worksite employee base during the third quarter,” said Paul J. Sarvadi, chairman of the board and chief executive officer. “We are continuing to be diligent in our support of our small business and mid market clients as they manage through the uncertainty of the economic and political climate.”
Third Quarter
Revenues for the third quarter of 2009 decreased 7.3% compared to the 2008 period to $390.9 million, due to an expected 9.9% decrease in the average number of worksite employees paid per month, partially offset by a 2.8% increase in revenues per worksite employee per month.
Gross profit for the third quarter 2009 decreased 16.8% to $71.1 million. The average gross profit per worksite employee per month decreased 7.9% to $220 in the 2009 period from $239 in the third quarter of 2008. This decline was primarily the result of higher benefits costs in the 2009 period due to higher utilization of health benefits by worksite employees, including large claim activity and increased COBRA participation.
Operating expenses for the quarter decreased 10.3% to $61.5 million, and remained flat on a per worksite employee per month basis. The resulting operating income for the third quarter of 2009 was $9.6 million, compared to $16.9 million in the same period last year.
“Our business continues to produce positive cash flow and increase working capital through this unprecedented economic climate,” said Douglas S. Sharp, senior vice-president of finance, chief financial officer and treasurer. “EBITDA plus stock-based compensation exceeded $16 million during the quarter with a $4 million increase in working capital. Our strong balance sheet allows us to pursue strategic opportunities as they arise.”
Year-to-Date
Year-to-date revenues were $1.3 billion, a 3.2% decrease compared to the 2008 period, due to a 6.1% decrease in the average number of worksite employees paid per month, partially offset by a 3.1% increase in revenues per worksite employee per month. Gross profit for the nine months ended September 30, 2009 decreased 11.5% to $226.6 million. The average gross profit per worksite employee per month decreased 6.1% compared to the 2008 period to $230.

Administaff, Inc.

Year-to-date operating expenses decreased 4.9% to $195.6 million. On a per worksite employee per month basis, operating expenses increased 1.5% compared to the 2008 period. As a result, operating income for the nine months ended September 30, 2009, was $31.1 million compared to $50.5 million in the 2008 period.
Working capital increased by $31.2 million during the first nine months of the year to $129.6 million at September 30, 2009. During this period, EBITDA totaled $45.1 million and the company returned $12.0 million to shareholders, including share repurchases of $2.0 million and dividends of $10.0 million. Additionally, the company received a scheduled return of $14.6 million in excess funding from its workers’ compensation program during 2009.
Administaff will be hosting a conference call today at 10 a.m. EST to discuss these results, give guidance for the fourth quarter and full year 2009 and answer questions from investment analysts. To listen in, call 888-481-7939 and use passcode 91751151. The call will also be webcast at http://www.administaff.com. To access the webcast, click on the Investor Relations section of the Web site and select “Live Webcast.” The conference call script and company guidance will be available at the same Web site later today. A replay of the conference call will be available at 888-286-8010, passcode 75939555, for two weeks after the call. The webcast will be archived for one year.
Administaff is the nation’s leading professional employer organization (PEO), serving as a full-service human resources department that provides small and medium-sized businesses with administrative relief, big-company benefits, reduced liabilities and a systematic way to improve productivity. The company operates 50 sales offices in 23 major markets. For additional information, visit Administaff’s Web site at http://www.administaff.com.
The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Administaff, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our current expectations, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments and possible

Administaff, Inc.

adverse application of various federal, state and local regulations; (iii) the ability to secure competitive replacement contracts for health insurance and workers’ compensation contracts at expiration of current contracts; (iv) increases in health insurance costs and workers’ compensation rates and underlying claims trends, financial solvency of workers’ compensation carriers and other insurers, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of our operations; (v) the effectiveness of our sales and marketing efforts; (vi) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vii) our liability for worksite employee payroll and benefits costs; (viii) our liability for disclosure of sensitive or private information; and (ix) an adverse final judgment or settlement of claims against Administaff. These factors are discussed in further detail in Administaff’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	September 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Cash and cash equivalents	$194,666	$252,190
Restricted cash	35,422	36,466
Marketable securities	—	225
Accounts receivable	167,848	125,093
Prepaid expenses and other current assets	21,968	35,646

Total current assets	419,904	449,620

Property and equipment, net	83,552	89,339
Deposits	64,892	68,020
Other assets	9,749	9,861

Total assets	$578,097	$616,840

Liabilities and Stockholders’ Equity
Accounts payable	$2,103	$3,007
Payroll taxes and other payroll deductions payable	67,818	123,666
Accrued worksite employee payroll expense	151,868	129,954
Accrued health insurance costs	4,914	14,715
Accrued workers’ compensation costs	36,152	38,028
Other accrued liabilities	24,430	35,724
Income tax payable	3,055	4,157
Deferred income taxes	—	1,956

Total current liabilities	290,340	351,207

Accrued workers’ compensation costs	50,269	46,589
Deferred income taxes	10,692	10,565

Total noncurrent liabilities	60,961	57,154

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	138,360	139,415
Treasury stock, cost	(138,021)	(147,952)
Retained earnings	226,148	216,707

Total stockholders’ equity	226,796	208,479

Total liabilities and stockholders’ equity	$578,097	$616,840

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2009	2008	Change	2009	2008	Change
Operating results:
Revenues (gross billings of $2.322 billion, $2.560 billion, $7.223 billion and $7.570 billion, less worksite employee payroll cost of $1.931 billion, $2.138 billion, $5.966 billion and $6.271 billion, respectively)	$390,908	$421,914	(7.3)%	$1,257,199	$1,298,449	(3.2)%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	319,807	336,415	(4.9)%	1,030,570	1,042,282	(1.1)%

Gross profit	71,101	85,499	(16.8)%	226,629	256,167	(11.5)%
Operating expenses:
Salaries, wages and payroll taxes	34,644	39,373	(12.0)%	108,940	113,779	(4.3)%
Stock-based compensation	2,184	2,337	(6.5)%	7,881	7,630	3.3%
General and administrative expenses	15,111	16,642	(9.2)%	47,111	52,304	(9.9)%
Commissions	2,807	3,211	(12.6)%	8,976	9,579	(6.3)%
Advertising	2,632	3,062	(14.0)%	10,057	10,998	(8.6)%
Depreciation and amortization	4,160	3,951	5.3%	12,599	11,396	10.6%

Total operating expenses	61,538	68,576	(10.3)%	195,564	205,686	(4.9)%

Operating income	9,563	16,923	(43.5)%	31,065	50,481	(38.5)%
Interest income	478	1,733	(72.4)%	1,415	6,076	(76.7)%

Income before income tax expense	10,041	18,656	(46.2)%	32,480	56,557	(42.6)%
Income tax expense	4,209	6,727	(37.4)%	13,097	20,485	(36.1)%

Net income	$5,832	$11,929	(51.1)%	$19,383	$36,072	(46.3)%

Diluted net income per share of common stock	$0.23	$0.46	(50.0)%	$0.77	$1.40	(45.0)%

Diluted weighted average common shares outstanding	25,205	25,837		25,030	25,793

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2009	2008	Change	2009	2008	Change
Statistical data:
Average number of worksite employees paid per month	107,625	119,389	(9.9)%	109,306	116,360	(6.1)%
Revenues per worksite employee per month (1)	$1,211	$1,178	2.8%	$1,278	$1,240	3.1%
Gross profit per worksite employee per month	220	239	(7.9)%	230	245	(6.1)%
Operating expenses per worksite employee per month	191	191	—	199	196	1.5%
Operating income per worksite employee per month	30	47	(36.2)%	32	48	(33.3)%
Net income per worksite employee per month	18	33	(45.5)%	20	34	(41.2)%

(1)	Gross billings of $7,192, $7,147, $7,342 and $7,228 per worksite employee per month, less payroll cost of $5,981, $5,969, $6,064 and $5,988 per worksite employee per month, respectively.

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2009	2008	Change	2009	2008	Change
Payroll cost (GAAP)	$1,930,950	$2,137,954	(9.7)%	$5,965,854	$6,271,168	(4.9)%
Less: Bonus payroll cost	91,375	131,647	(30.6)%	409,000	477,565	(14.4)%

Non-bonus payroll cost	$1,839,575	$2,006,307	(8.3)%	$5,556,854	$5,793,603	(4.1)%

Payroll cost per worksite employee (GAAP)	$5,981	$5,969	0.2%	$6,064	$5,988	1.3%
Less: Bonus payroll cost per worksite employee	283	367	(22.9)%	415	456	(9.0)%

Non-bonus payroll cost per worksite employee	$5,698	$5,602	1.7%	$5,649	$5,532	2.1%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees. Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program. As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Three months ended			Nine months ended
	September 30,			September 30,
	2009	2008	Change	2009	2008	Change
Net income (GAAP)	$5,832	$11,929	(51.1)%	$19,383	$36,072	(46.3)%
Interest expense	2	15	(86.7)%	17	54	(68.5)%
Income tax expense	4,209	6,727	(37.4)%	13,097	20,485	(36.1)%
Depreciation and amortization	4,160	3,951	5.3%	12,599	11,396	10.6%

EBITDA	$14,203	$22,622	(37.2)%	$45,096	$68,007	(33.7)%

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense. Administaff management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

Administaff, Inc.

Non-bonus payroll and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll and EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.
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